VERA BRADLEY ANNOUNCES FOURTH QUARTER FISCAL YEAR 2025 RESULTS

Consolidated net revenues totaled $372.0 million for the fiscal year

Financial condition remains strong with no debt and approximately $30 million in cash

Management provides guidance for fiscal year 2026

Outlook anticipates fiscal 2026 year-end cash balance increasing to approximately $40 million

FORT WAYNE, Ind., March 12, 2025 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 1, 2025 (“Fiscal 2025”).

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Fourth Quarter and Fiscal Year-End Comments

Jackie Ardrey, Chief Executive Officer commented, “The fourth quarter remained challenging as we continued to navigate the early stages of Project Restoration, our comprehensive strategic initiative to transform our business model and brand positioning. While we experienced sequential improvement, particularly in our Vera Bradley direct channel which performed overall at expectations, we acknowledge that our transformation is taking longer than initially anticipated. The migration of business from stores, particularly in our outlet locations, to ecommerce represented an unexpected shift, creating near-term profitability headwinds that we are actively addressing with targeted strategies.”

Ardrey continued, “While we remain confident in our strategic direction, we continue to make refinements based on selling data and customer feedback. Most of these shifts are occurring in our product and pricing strategy. We will be expanding our heritage products, reducing our assortment in higher price points, as well as bringing back regular deliveries of licensed product and some classic styles our customers are asking for. I am also excited to share that we have a strong pipeline of new business development in our Indirect channel that we are confident will begin to bear fruit later this year.”

"Separately, in order to further focus our efforts on Vera Bradley’s long term transformation, yesterday we signed an interest purchase agreement to sell all of the ownership interests of the Pura Vida business. This sale of Pura Vida represents a significant step in our strategic evolution. Importantly, and in light of the uncertain macro and consumer environment, we will continue to manage the business prudently. Tied to our efficiency initiative previously announced, we remain on track to deliver a minimum of $20 million in cost savings in 2025 and we enter the new fiscal year debt-free providing flexibility to operate our business transformation,” Ardrey continued.

“Finally, as part of our planned Board transition, Barbara Bradley Baekgaard, the co-founder of Vera Bradley, is stepping down from the Board and will not be standing for re-election. Given her countless contributions to the Company, the Board honors Barbara as an Emeritus member of the Board and looks forward to continuing to work with her in this Emeritus role. Pursuant to this transition, we are reducing the size of our Board of Directors,” concluded Ardrey

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $100.0 million compared to $133.3 million in the prior year fourth quarter ended February 3, 2024. On a 13 week basis, the prior year fourth quarter net revenues were $127.3 million.

For the current year fourth quarter, Vera Bradley, Inc.'s consolidated net loss totaled ($47.0) million, or ($1.69) per diluted share. These results included pre-tax charges of $6.2 million of intangible asset impairment charges, $2.8 million of severance charges, $1.1 million for software abandonment, $0.6 million of consulting and professional fees primarily associated with strategic initiatives, $0.4 million of PPE impairment charges, $0.2 million of Project Restoration initiatives, and total tax impacts of $27.4 million for tax effects of these items plus a full valuation allowance against all net deferred tax assets, resulting in a total net-of-tax impact of $38.7 million. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated fourth quarter net loss totaled ($8.3) million, or ($0.30) per diluted share.

For the prior year fourth quarter, Vera Bradley, Inc.'s consolidated net loss totaled ($1.9) million, or ($0.06) per diluted share. These results included pre-tax charges of $5.4 million of intangible asset impairment charges, $0.7 million for the amortization of definite-lived intangible assets, $0.6 million of severance charges, and $0.2 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of ($1.5) million associated with the pre-tax items listed above, resulting in a $5.4 million net-of-tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated fourth quarter net income totaled $3.5 million, or $0.11 per diluted share ($0.10 per diluted share on a 13 week basis).

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $372.0 million for Fiscal 2025, compared to $470.8 million for Fiscal 2024. On a 52 week basis, the prior year net revenues were $464.8 million.

For the current year fiscal year, Vera Bradley, Inc.’s consolidated net loss totaled ($62.2) million, or ($2.15) per diluted share. These results included pre-tax charges of $6.2 million of intangible asset impairment charges, $3.9 million of severance charges, $2.6 million of PPE impairment charges, $1.3 million for the amortization of definite-lived intangible assets, $1.2 million of Project Restoration initiatives, $1.1 million of consulting and professional fees primarily associated with strategic initiatives, $1.1 million for software abandonment, $0.8 million of one-time vendor charges, and total tax impacts of $25.5 million for tax effects of these items plus a full valuation allowance against all net deferred tax assets, resulting in a total net-of-tax impact of $43.7 million. On a non-GAAP basis, Vera Bradley, Inc.’s current year consolidated net loss for the fiscal year totaled ($18.4) million, or ($0.64) per diluted share.

For the prior fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $7.8 million, or $0.25 per diluted share. These results included pre-tax charges of $5.4 million of intangible asset impairment charges, $2.9 million for the amortization of definite-lived intangible assets, $2.9 million of severance charges, and $0.9 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of ($2.7) million associated with the pre-tax items listed above, resulting in a $9.4 million net-of-tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the fiscal year totaled $17.2 million, or $0.55 per diluted share ($0.54 per diluted share on a 52 week basis).

53rd Week Impact in Fiscal 2024

The current year fourth quarter consisted of 13 weeks compared to 14 weeks in the prior year fourth quarter ended February 3, 2024. Fiscal 2025 consisted of 52 weeks compared to 53 weeks in the prior fiscal year ended February 3, 2024 (“Fiscal 2024”). Comparable sales were calculated based on 13 weeks in each fourth quarter and 52 weeks in each fiscal year. Management estimates that the additional week contributed approximately $6 million in net revenues and increased diluted earnings per share by approximately $0.01 for both the prior year fourth quarter and Fiscal 2024.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $76.5 million, a 17.8% decrease from $93.0 million in the prior year fourth quarter. On a 13 week basis, fourth quarter Vera Bradley Direct revenues decreased 15%. Comparable sales declined 17.5% in the fourth quarter, driven by traffic and conversion declines predominately in our outlet stores. During the fourth quarter, the Company also opened one full-line store and two outlet stores.

Vera Bradley Indirect segment revenues totaled $9.9 million, a 38.5% decrease over $16.1 million in the prior year fourth quarter. On a 13 week basis, fourth quarter revenues decreased 29%. The decrease was primarily related to a decline in specialty and key account orders as well as a decrease in liquidation sales. The quarter was also negatively impacted by shipping delays into the upcoming first quarter.

Pura Vida segment revenues totaled $13.6 million, a 43.8% decrease from $24.2 million in the prior year fourth quarter, driven by decreased ecommerce and wholesale sales, partially offset by a retail revenue increase of 61%. A focus on marketing efficiency, amidst a substantially higher cost environment, reduced both ecommerce performance and marketing spend. Retail revenues increased from the opening of two new stores in the current year.

Fourth quarter consolidated gross profit totaled $45.0 million, or 45.0% of net revenues, compared to $69.6 million, or 52.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated gross profit totaled $45.7 million, or 45.7% of net revenues. The decrease in consolidated gross profit as a percentage of net revenues in the fourth quarter resulted from channel shift from stores to online sites (which also contributed to increased outbound freight cost) along with excess inventory adjustments in the Pura Vida segment.

Fourth quarter consolidated SG&A expense totaled $62.2 million, or 62.2% of net revenues, compared to $67.2 million, or 50.4% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $57.9 million, or 57.9% of net revenues, compared to $65.7 million, or 49.3% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from continued cost reduction initiatives along with reduced variable costs.

During the fourth quarter, Pura Vida intangible asset impairment charges totaled $6.2 million, compared to $5.4 million in the prior year. The fourth quarter impairment charge represents a full impairment of the remaining indefinite-lived intangible assets associated with Pura Vida.

The Company’s fourth quarter consolidated operating loss totaled ($23.3) million, or (23.3%) of net revenues, compared to ($2.8) million, or (2.1%) of net revenues, in the prior year fourth quarter. On a non-GAAP basis, the Company’s current year consolidated operating loss totaled ($12.0) million, or (12.0%) of net revenues, compared to operating income of $4.1 million, or 3.1% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $5.7 million, or 7.5% of Direct net revenues, compared to $18.2 million, or 19.6% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $6.4 million, or 8.4% of Direct revenues, compared to $18.4 million, or 19.8% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $0.8 million, or 7.9% of Indirect net revenues, compared to $4.4 million, or 27.4% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $2.0 million, or 20.3% of Indirect net revenues, compared to $4.7 million, or 29.3% of Indirect net revenues, in the prior year.
•Pura Vida’s operating loss was ($11.3) million, or (83.1%) of Pura Vida net revenues, compared to ($7.3) million, or (30.2%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating loss was ($5.1) million, or (37.2%) of Pura Vida net revenues, compared to ($1.0) million, or (4.1%) of Pura Vida net revenues, in the prior year.

Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $257.6 million, a 16.9% decrease from $309.9 million in the prior year. On a 52 week basis, Vera Bradley Direct revenues for the year decreased 16%. Comparable sales declined 16.6% for the fiscal year, and the Company permanently closed five full-line stores and one outlet store while opening one full-line store and seven outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues for the fiscal year totaled $61.2 million, a 17.1% decrease from $73.8 million in the prior year. On a 52 week basis, full year Indirect revenues decreased 15%. The decrease was primarily related to a decline in specialty and key account orders as well as a decrease in liquidation sales.

Pura Vida segment revenues totaled $53.2 million, a 38.9% decrease from $87.1 million in the prior year, driven by decreased ecommerce and wholesale sales while retail revenue increased 17%. Focus on marketing efficiency, amidst a substantially higher cost environment, reduced both ecommerce performance and marketing spend. Retail revenues increased from the opening of two new stores in the current year.

Consolidated gross profit for the fiscal year totaled $186.8 million, or 50.2% of net revenues, compared to $256.4 million, or 54.5% of net revenues, in the prior year. On a non-GAAP basis, current year gross profit totaled $188.5 million, or 50.7% of net revenues. The decrease in consolidated gross profit as a percentage of net revenues for the fiscal year was driven by sales channel mix, reduced margins for indirect liquidation sales, and inventory adjustments related to excess inventory in the Pura Vida segment.

For the fiscal year, consolidated SG&A expense totaled $223.8 million, or 60.2% of net revenues, compared to $241.5 million, or 51.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $213.4 million, or 57.4% of net revenues, compared to $234.7 million, or 49.9% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives and a reduction in variable expenses.

For the fiscal year, Pura Vida intangible asset impairment charges totaled $6.2 million, compared to $5.4 million in the prior year.

For the fiscal year, the Company’s consolidated operating loss totaled ($42.4) million, or (11.4%) of net revenues, compared to operating income of $10.4 million, or 2.2% of net revenues, in the prior year. On a non-GAAP basis, the Company’s current year consolidated operating loss was ($24.1) million, or (6.5%) of net revenues, compared to operating income of $22.6 million, or 4.8% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $25.2 million, or 9.8% million of Direct net revenues, compared to $61.9 million, or 20.0% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $29.5 million, or 11.5% of Direct net revenues, compared to $62.4 million, or 20.2% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $15.4 million, or 25.2% of Indirect net revenues, compared to $24.3 million, or 32.9% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $17.4 million, or 28.4% of Indirect net revenues, compared to $24.6 million, or 33.3% of Indirect net revenues, in the prior year.
•Pura Vida’s operating loss was ($15.1) million, or (28.4%) of Pura Vida net revenues, compared to ($2.3) million, or (2.7%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida operating loss was ($7.2) million, or (13.6%) of Pura Vida revenues, compared to operating income of $6.3 million, or 7.2% of Pura Vida net revenues, in the prior year.

Balance Sheet

Cash and cash equivalents as of February 1, 2025 totaled $30.4 million compared to $77.3 million at the prior fiscal year end. The Company had no borrowings on its $75 million asset-based lending (“ABL”) facility at quarter end.

Total Fiscal 2025 year-end inventory was $110.0 million, compared to $118.3 million at the prior fiscal year end.

Net capital spending for the fiscal year ended February 1, 2025 totaled $10.4 million compared to $3.8 million in the prior year and was driven by new store openings along with investments associated with Project Restoration.

During the fourth quarter, the Company repurchased approximately $0.6 million of its common stock (113,414 shares at an average price of $5.16), bringing the total repurchased for the fiscal year to approximately $21.8 million (3,395,335 shares at an average price of $6.41). The 2021 Share Repurchase Program expired in December 2024. The Board of Directors has approved an additional $30.0 million repurchase authorization (2024 Share Repurchase Program) which commenced December 14, 2024 and expires December 2027. The Company does not currently plan to purchase shares under the 2024 Share Repurchase Program, but anticipates utilizing the newly approved share repurchase authorization in the future depending on market conditions and the Company's cash position.

Forward Outlook

Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP as they exclude the previously disclosed charges for intangible asset impairment, severance, PPE impairment, amortization of definite-lived intangible assets, Project Restoration, consulting and professional fees primarily associated with strategic initiatives, software abandonment, and other one-time charges.

Given the sale of Pura Vida, the Company is providing forward-looking expectations excluding performance related to Pura Vida. For Fiscal 2026, the Company’s expectations are as follows:
•Consolidated net revenues of approximately $280 million. Net revenues totaled $318.8 million in Fiscal 2025 (excluding the Pura Vida segment).
•Consolidated gross profit percentage of approximately 52.5% compared to 50.3% in Fiscal 2025 (excluding the Pura Vida segment). The Fiscal 2026 gross profit rate change is due to product margin improvements along with lower supply chain costs from continued structural cost reductions.
•Consolidated SG&A expense of approximately $155 million compared to $178.2 million in Fiscal 2025 (excluding the Pura Vida segment). Year-over-year SG&A expense reductions are driven by continued structural cost reductions.

•Consolidated operating loss of approximately ($6) million compared to operating loss of ($16.9) million in Fiscal 2025 (excluding the Pura Vida segment).
•Consolidated diluted EPS of approximately ($0.15). Fiscal 2025 non-GAAP diluted EPS totaled ($0.64) on a total Company basis (including Pura Vida).
•Net capital spending of approximately $4 million compared to $10.4 million in the prior year, reflecting focused technology and infrastructure investments.
•End of year cash balance of approximately $40 million.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers

The current year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined charges for intangible asset impairment, severance, software abandonment, consulting and professional fees primarily associated with strategic initiatives, PPE impairment, and Project Restoration, and the income tax effect related to these items, inclusive of a valuation allowance recorded in the current fiscal quarter. The current year non-GAAP fiscal year income statement numbers also exclude the previously outlined amortization of definite-lived intangible assets and one-time vendor charges. The prior year non-GAAP fourth quarter and fiscal year income statement numbers referenced below exclude the previously outlined charges for intangible asset impairment, amortization of definite-lived intangible assets, severance, and professional and consulting fees primarily associated with strategic initiatives.

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash (usage) flow; gross profit; selling, general, and administrative expenses; operating (loss) income; net (loss) income; and diluted net (loss) income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the fourth quarter is scheduled for today, Wednesday, March 12, 2025, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13751433. A replay will be available shortly after the conclusion of the call and remain available through March 27, 2025. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13751433.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:

Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$30,366	$77,303
Accounts receivable, net	14,792	17,112
Inventories	110,008	118,278
Income taxes receivable	584	461
Prepaid expenses and other current assets	9,122	12,803
Total current assets	164,872	225,957
Operating right-of-use assets	78,570	66,488
Property, plant, and equipment, net	54,183	54,256
Intangible assets, net	—	7,573
Deferred income taxes	—	20,355
Other assets	9,065	6,157
Total assets	$306,690	$380,786
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,782	$14,155
Accrued employment costs	7,089	12,944
Short-term operating lease liabilities	19,949	18,452
Other accrued liabilities	11,173	12,070
Income taxes payable	—	640
Total current liabilities	57,993	58,261
Long-term operating lease liabilities	69,695	62,552
Other long-term liabilities	47	44
Total liabilities	127,735	120,857
Shareholders’ equity:
Additional paid-in capital	115,515	112,590
Retained earnings	220,279	282,467
Accumulated other comprehensive loss	(19)	(72)
Treasury stock	(156,820)	(135,056)
Total shareholders’ equity of Vera Bradley, Inc.	178,955	259,929
Total liabilities and shareholders’ equity	$306,690	$380,786

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net revenues	$99,964	$133,265	$371,967	$470,786
Cost of sales	55,004	63,624	185,128	214,373
Gross profit	44,960	69,641	186,839	256,413
Selling, general, and administrative expenses	62,180	67,183	223,808	241,457
Impairment of intangible assets	6,237	5,429	6,237	5,429
Other income, net	133	142	850	915
Operating (loss) income	(23,324)	(2,829)	(42,356)	10,442
Interest income, net	59	649	1,118	890
(Loss) income before income taxes	(23,265)	(2,180)	(41,238)	11,332
Income tax expense (benefit)	23,708	(325)	20,950	3,494
Net (loss) income attributable to Vera Bradley, Inc.	$(46,973)	$(1,855)	$(62,188)	$7,838

Basic weighted-average shares outstanding	27,723	30,825	28,935	30,833
Diluted weighted-average shares outstanding	27,723	30,825	28,935	31,314

Basic net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(1.69)	$(0.06)	$(2.15)	$0.25
Diluted net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(1.69)	$(0.06)	$(2.15)	$0.25

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024
Cash flows from operating activities
Net (loss) income	$(62,188)	$7,838
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	8,531	7,968
Amortization of operating right-of-use assets	20,430	21,021
Intangible asset impairment	6,237	5,429
Other impairment charges	2,557	—
Amortization of intangible assets	1,336	2,916
Provision for doubtful accounts	31	322
Stock-based compensation	3,676	2,942
Deferred income taxes	20,355	1,761
Other non-cash charges, net	34	7
Changes in assets and liabilities:
Accounts receivable	2,289	4,671
Inventories	8,270	23,997
Prepaid expenses and other assets	773	(833)
Accounts payable	5,574	(5,989)
Income taxes	(763)	932
Operating lease liabilities, net	(23,872)	(22,929)
Accrued and other liabilities	(7,372)	(2,060)
Net cash (used in) provided by operating activities	(14,102)	47,993
Cash flows from investing activities
Purchases of property, plant, and equipment	(10,373)	(3,770)
Cash paid for business acquisition	—	(10,000)
Net cash used in investing activities	(10,373)	(13,770)
Cash flows from financing activities
Tax withholdings for equity compensation	(751)	(1,356)
Repurchase of common stock	(21,764)	(2,192)
Net cash used in financing activities	(22,515)	(3,548)
Effect of exchange rate changes on cash and cash equivalents	53	33
Net (decrease) increase in cash and cash equivalents	(46,937)	30,708
Cash and cash equivalents, beginning of period	77,303	46,595
Cash and cash equivalents, end of period	$30,366	$77,303

Vera Bradley, Inc.
Fourth Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended February 1, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss attributable to Vera Bradley, Inc.	$(46,973)
Impairment of intangible asset(1)	6,237
Severance(2)	2,834
Software abandonment(1)	1,093
Consulting and professional fees(3)	549
PPE impairment charges(1)	376
Project Restoration(1)	240
Income tax adjustments(4)	27,376
Net loss attributable to Vera Bradley, Inc. - Non-GAAP	(8,268)
Diluted net loss per share attributable to Vera Bradley, Inc. - Non-GAAP	$(0.30)
(1) Recorded in selling, general, and administrative expenses ("SG&A")
(2) $2,137 recorded in SG&A expenses and $697 recorded in cost of goods sold
(3) $484 recorded in SG&A expenses and $65 recorded in cost of goods sold
(4) Related to the tax impact of the items mentioned above, as well as the effect of a full valuation allowance against the Company's net deferred tax assets recorded in the current fiscal quarter

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$5,710	$777	$(11,297)	$(18,514)	$(23,324)
Impairment of intangible asset	—	—	6,237	—	6,237
Severance	213	935	—	1,686	2,834
Software abandonment	—	—	—	1,093	1,093
Consulting and professional fees	109	54	—	386	549
PPE impairment charges	376	—	—	—	376
Project Restoration	—	240	—	—	240
Operating income (loss) - Non-GAAP	$6,408	$2,006	$(5,060)	$(15,349)	$(11,995)

Vera Bradley, Inc.
Fourth Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Fourteen Weeks Ended February 3, 2024
(in thousands, except per share amounts)
(unaudited)

Fourteen Weeks Ended
Net loss attributable to Vera Bradley, Inc.	$(1,855)
Impairment of intangible asset(1)	5,429
Amortization of definite-lived intangible assets(1)	729
Severance(1)	541
Consulting and professional fees(1)	223
Income tax adjustments(2)	(1,577)
Net income attributable to Vera Bradley, Inc. - Non-GAAP	3,490
Diluted net income per share attributable to Vera Bradley, Inc. - Non-GAAP	$0.11
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Fourteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$18,204	$4,402	$(7,303)	$(18,132)	$(2,829)
Impairment of intangible asset	—	—	5,429	—	5,429
Amortization of definite-lived intangible assets	—	—	729	—	729
Severance	232	309	—	—	541
Consulting and professional fees	—	—	153	70	223
Operating income (loss) - Non-GAAP	$18,436	$4,711	$(992)	$(18,062)	$4,093

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 1, 2025
(in thousands, except per share amounts)
(unaudited)

Fifty-Two Weeks Ended
Net loss attributable to Vera Bradley, Inc.	$(62,188)
Impairment of intangible asset(1)	6,237
Severance(2)	3,871
PPE impairment charges(1)	2,557
Amortization of definite-lived intangible assets(1)	1,336
Project Restoration(1)	1,239
Consulting and professional fees(3)	1,151
Software abandonment(1)	1,093
One-time vendor charges(4)	747
Income tax adjustments(5)	25,519
Net loss attributable to Vera Bradley, Inc. - Non-GAAP	(18,438)
Diluted net loss per share attributable to Vera Bradley, Inc. - Non-GAAP	$(0.64)
(1)Recorded in selling, general, and administrative expenses ("SG&A")
(2) $3,063 recorded in SG&A expenses and $808 recorded in cost of goods sold
(3) $1,086 recorded in SG&A expenses and $65 recorded in cost of goods sold
(4) Recorded in cost of goods sold
(5) Related to the tax impact of the items mentioned above, as well as the effect of a full valuation allowance against the Company's net deferred tax assets recorded in the current fiscal quarter

	Fifty-Two Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$25,240	$15,414	$(15,121)	$(67,889)	$(42,356)
Impairment of intangible asset	—	—	6,237	—	6,237
Severance	534	1,166	—	2,171	3,871
PPE impairment charges	2,439	—	118	—	2,557
Amortization of definite-lived intangible assets	—	—	1,336	—	1,336
Project Restoration	477	762	—	—	1,239
Consulting and professional fees	109	54	222	766	1,151
Software abandonment	—	—	—	1,093	1,093
One-time vendor charges	747	—	—	—	747
Operating income (loss) - Non-GAAP	$29,546	$17,396	$(7,208)	$(63,859)	$(24,125)

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Three Weeks Ended February 3, 2024
(in thousands, except per share amounts)
(unaudited)

Fifty-Three Weeks Ended
Net income attributable to Vera Bradley, Inc.	$7,838
Impairment of intangible asset(1)	5,429
Amortization of definite-lived intangible assets(1)	2,916
Severance(1)	2,913
Consulting and professional fees(1)	881
Income tax adjustments(2)	(2,824)
Net income attributable to Vera Bradley, Inc. - Non-GAAP	17,153
Diluted net income per share attributable to Vera Bradley, Inc. - Non-GAAP	$0.55
(1) Recorded in Selling, general and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Fifty-Three Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$61,873	$24,279	$(2,321)	$(73,389)	$10,442
Impairment of intangible asset	—	—	5,429	—	5,429
Amortization of definite-lived intangible assets	—	—	2,916	—	2,916
Severance	574	309	79	1,951	2,913
Consulting and professional fees	—	—	153	728	881
Operating income - Non-GAAP	$62,447	$24,588	$6,256	$(70,710)	$22,581

Vera Bradley, Inc.
Free Cash Flow Reconciliation
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024
Net cash (used in) provided by operating activities	$(14,102)	$47,993
Purchases of property, plant, and equipment	(10,373)	(3,770)
Free (cash usage) cash flow	$(24,475)	$44,223